Exhibit 99.1

Albany International Reports Fourth-Quarter Results

Fourth-Quarter Highlights

  In Q4 2008, the Company recorded a non-cash charge of $72.3 million ($2.18 per share) for impairment of goodwill, in accordance with Statement of Financial Accounting Standards 142 “Goodwill and Other Intangible Assets.” The impairment was primarily due to adverse financial market conditions that caused a significant decrease in market multiples and the Company’s share price. The impairment is not reflective of management’s continuing optimism about the future cash flows of the Company.
  Excluding the effects of the goodwill impairment, net loss per share was $0.53, after reductions of $0.98 from net restructuring charges, related idle-capacity costs, and costs related to continuing performance-improvement initiatives. The Q4 2008 loss also includes a charge of $0.22 per share related to the previously announced bankruptcy filing by Eclipse Aviation and a gain of $0.04 per share relating to the sale of a building. Income tax adjustments increased earnings by $0.14 per share.
  Net income for Q4 2007 was $0.27 per share, after reductions of $0.26 from net restructuring charges, related idle-capacity costs, and costs related to performance-improvement initiatives. Income tax adjustments increased Q4 2007 net income by $0.04 per share.
  Q4 2008 net sales from continuing operations were $249.2 million, a decrease of 10.9 percent compared to Q4 2007.
  Excluding the effects of goodwill impairment, earnings before interest, taxes, depreciation, and amortization (EBITDA) were ($2.2) million in the fourth quarter of 2008, and included expenses related to restructuring and performance-improvement initiatives totaling $35.0 million and a gain of $2.2 million related to the sale of a building. Q4 2008 EBITDA also includes a charge of $10.6 million related to the Eclipse Aviation bankruptcy. Q4 2007 EBITDA was $29.1 million and included expenses related to restructuring and performance-improvement initiatives totaling $10.1 million.
  Net cash provided by operating activities was $52.2 million in the fourth quarter of 2008, compared to $42.0 million for the same period of 2007. The improvement reflects a significant reduction in working capital due to company-wide efforts to improve cash flow.

ALBANY, N.Y.--(BUSINESS WIRE)--February 17, 2009--Albany International Corp. (NYSE:AIN) recorded a non-cash charge of $72.3 million ($2.18 per share) for impairment of goodwill, in accordance with Statement of Financial Accounting Standards 142 “Goodwill and Other Intangible Assets." The impairment relates to goodwill from acquisitions in earlier periods within the Paper Machine Clothing segment ($48.6 million), the Engineered Fabrics segment ($17.7 million) and Albany Engineered Composites ($6.0 million). The impairment was primarily due to adverse financial market conditions that caused a significant decrease in market multiples and the Company’s share price. The impairment is not reflective of management’s continuing optimism about the future cash flows of the Company.

Excluding the effects of the goodwill impairment, the Company reported a fourth-quarter net loss per share of $0.53, after reductions of $0.98 from net restructuring charges, related idle-capacity costs, and costs related to continuing performance-improvement initiatives. Q4 2008 earnings also include a charge of $0.22 per share related to the previously announced bankruptcy filing by Eclipse Aviation and a gain of $0.04 per share relating to the sale of a building. Income tax adjustments increased net income by $0.14 per share.

Net income for Q4 2007 was $0.27 per share after reductions of $0.26 from net restructuring charges, related idle-capacity costs, and costs related to performance-improvement initiatives. Income tax adjustments increased Q4 2007 net income by $0.04 per share.

Net sales from continuing operations were $249.2 million, a decrease of 10.9 percent compared to the fourth quarter of 2007. Excluding the effect of changes in currency translation rates, net sales decreased 4.4 percent as shown in Table 1, below:

Table 1
	Net Sales Three Months ended December 31,		Percent	Impact of Changes in Currency Translation	Percent Change excluding Currency Rate
(in thousands)	2008	2007	Change	Rates	Effect
Paper Machine Clothing	$166,026	$195,172	-14.9%	- $12,202	-8.7%
Albany Door Systems	49,103	47,770	2.8%	-3,669	10.5%
Engineered Fabrics	21,636	24,914	-13.2%	-2,125	-4.6%
Engineered Composites	9,601	8,696	10.4%	-	10.4%
PrimaLoft® Products	2,820	3,098	-9.0%	-152	-4.1%
Total	$249,186	$279,650	-10.9%	-$18,148	-4.4%

Gross profit was 30.0 percent of net sales in the fourth quarter of 2008, compared to 32.1 percent in the same period of 2007. As described in the paragraphs that follow Table 3, costs associated with idle-capacity and performance-improvement initiatives were $8.7 million in Q4 2008 and $5.7 million in Q4 2007. Additionally, Q4 2008 cost of goods sold includes $3.2 million for the write-off of inventory and equipment used for products sold to Eclipse Aviation. Improvements in gross profit percentage were most pronounced in Paper Machine Clothing (PMC) as cost reductions more than offset the decline in sales.

Selling, technical, general, and research (STG&R) expenses were 28.2 percent of net sales in the fourth quarter of 2008, compared to 28.5 percent in the fourth quarter of 2007. STG&R expenses were $70.4 million in the fourth quarter of 2008, in comparison to $79.6 million in the fourth quarter of 2007. Provisions for bad debts totaled $13.5 million, an increase of $12.8 million compared to Q4 2007, and principally related to Eclipse Aviation and North American PMC customer exposures. Fourth-quarter STG&R expenses include costs related to performance-improvement initiatives totaling $2.8 million in Q4 2008 and $5.0 million in Q4 2007. These expenses principally relate to costs associated with the SAP implementation. Revaluation of non-functional currency assets and liabilities resulted in a gain of $5.2 million in Q4 2008, compared to a loss of $0.3 million in Q4 2007. The decrease in the Company’s share price had the effect of reducing incentive compensation by approximately $2.8 million, in comparison to Q4 2007. A gain of $2.2 million on the sale of a building reduced Q4 2008 STG&R expenses. Changes in currency translation rates had the effect of decreasing STG&R expenses by $5.5 million in comparison to Q4 2007. The declines in STG&R, both in absolute terms and as a percentage of net sales, were due to continued cost-reduction activities.

Excluding the effects of the goodwill impairment, operating income/loss was a loss of $20.4 million in the fourth quarter of 2008, compared to income of $10.7 million for the same period of 2007. The following table presents segment operating income:

Table 2
	Operating Income/(loss) (excluding goodwill impairment charge) Three Months ended December 31,
(in thousands)	2008	2007
Paper Machine Clothing	$3,837	$21,953
Albany Door Systems	4,523	5,489
Engineered Fabrics	(250)	2,952
Engineered Composites	(14,600)	(2,662)
PrimaLoft® Products	(432)	288
Research expenses	(2,620)	(6,728)
Unallocated expenses	(10,898)	(10,566)
Total	($20,440)	$10,726

Fourth-quarter segment operating income included the following expenses associated with restructuring and performance-improvement initiatives:

Table 3
	Q4 2008				Q4 2007
(in thousands)	Restructuring and Other, Net	Idle- capacity Costs at Plants Closing	Performance- improvement Initiatives	Total	Restructuring and Performance improvement Initiatives
Paper Machine Clothing	$20,381	$764	$8,018	$29,163	$8,753
Albany Door Systems	396	-	-	396	23
Engineered Fabrics	156	-	-	156	290
Engineered Composites	606	-	-	606	-
PrimaLoft® Products	182	-	-	182	-
Research expenses	143	-	-	143	-
Unallocated expenses	2,964	-	2,635	5,599	1,061
Total	$24,828	$764	$10,653	$36,245	$10,127

Q4 2008 restructuring costs totaled $24.8 million and were related principally to the restructuring of the European PMC operations and write-down of related fixed assets and the effect of freezing benefits under the United States pension plan.

Q4 2008 idle-capacity costs of $0.8 million were related to previously announced closures of paper machine clothing (PMC) plants in the U.S. The Company expects idle-capacity costs to increase in 2009 due to announced restructuring in European PMC operations.

Q4 2008 performance-improvement costs totaled $10.7 million, of which $7.9 million was reported in cost of goods sold, and $2.8 million was reported in STG&R expenses. Items reported in cost of goods sold include $5.6 million for equipment relocation and $2.3 million related to underutilized capacity at the new plant in Hangzhou, China, of which $1.3 million was depreciation expense. The Hangzhou plant produced its first saleable products in October and is ramping up quickly. The Company continues to expect that the underutilization of the Hangzhou facility will continue through the middle of 2009. Performance-improvement costs reported as STG&R expenses were primarily related to the implementation of SAP.

Q4 2007 costs for restructuring and performance-improvement initiatives amounted to $10.1 million, of which a benefit of $0.6 million was reported as restructuring, $5.7 million was included in cost of goods sold, and $5.0 million was included in STG&R expenses.

Fourth-quarter 2008 income tax expense reflects a benefit of $0.24 per share that results from the geographical distribution of income and loss, which was partially offset by discrete tax adjustments that reduced earnings by $0.10 per share. Q4 2007 discrete tax adjustments increased net income by $0.04 per share.

Net cash provided by operating activities was $52.2 million in the fourth quarter of 2008, compared to $42.0 million for the same period of 2007. The improvement reflects a significant reduction in working capital due to company-wide efforts to improve cash flow. While these company-wide efforts will continue, net cash provided by operating activities will be significantly affected throughout much of 2009 by cash payments for restructuring.

Capital spending during the fourth quarter of 2008 was $24.5 million, and totaled $129.5 million for all of 2008, compared to a previous estimate of $150 million. The Company has reduced its estimate of capital spending for 2009 from $60 million to approximately $50 million. Depreciation and amortization were $16.4 million and $1.6 million, respectively, for the fourth quarter of 2008 and were $60.0 million and $6.2 million, respectively for the full-year 2008. Depreciation and amortization are estimated to total $75 million for 2009.

Excluding the effects of goodwill impairment, earnings before interest, taxes, depreciation, and amortization (EBITDA) were ($2.2) million in the fourth quarter of 2008, and included expenses related to restructuring and performance-improvement initiatives totaling $35.0 million and a gain of $2.2 million related to the sale of a building. Q4 2008 EBITDA also includes a charge of $10.6 million related to the Eclipse Aviation bankruptcy. Q4 2007 EBITDA was $29.1 million and included expenses related to restructuring and performance-improvement initiatives totaling $10.1 million.

Paper Machine Clothing (PMC)

This segment includes Paper Machine Clothing and Process Belts used in the manufacture of paper and paperboard products.

Q4 2008 global net sales decreased 14.9 percent compared to the fourth quarter of 2007. Compared to the fourth quarter of 2007, trade sales in the Americas declined 9.2 percent. Trade sales in South America decreased 15.5 percent, while sales in North America declined 8.1 percent. The decline in sales was due to both lower sales volume and lower average prices. Cost savings resulting from plant closings, related reductions in employee expense, and performance-improvement initiatives in North America continued to help offset top-line pressures.

In Europe, compared to the fourth quarter of 2007, trade sales in euros decreased 11.0 percent due to lower sales volume. The reduction in sales and lower orders led the Company to initiate reductions of personnel across Europe in both Q4 2008 and January 2009, and to announce in January 2009 our intention to discontinue manufacturing in Konala, Finland.

Trade sales in Asia were 17.8 percent lower than the fourth quarter of 2007. Orders were also sharply lower during the quarter as customers reduced their production of paper and board.

Albany Door Systems (ADS)

This segment includes products, parts, and service sales of High Performance Doors to a variety of industrial customers.

Net sales in Europe in euros were up 15.0 percent compared to the fourth quarter of 2007. This increase was due to continued strength in product sales and growth in the aftermarket.

In North America, net sales increased 0.9 percent compared to the same period last year due to strong product sales.

Albany Engineered Composites (AEC)

This segment includes sales of specialty materials and composite structures for aircraft and other applications.

Net sales increased 10.4 percent compared to the fourth quarter of 2007. AEC reported an operating loss of $14.6 million during the quarter, compared to a loss of $2.7 million in the fourth quarter of 2007. The Q4 2008 operating loss was primarily due to the $10.6 million charge ($7.4 million for accounts receivable and $3.2 million for inventory and equipment) caused by the Eclipse Aviation bankruptcy filing and the associated loss of revenue.

Albany Engineered Fabrics (EF)

This segment includes sales of a variety of products similar to PMC for application in the corrugator, pulp, nonwovens, building products, tannery, and textile industries.

Net sales compared to the fourth quarter of 2007 decreased 13.2 percent and were down in most product lines. The decrease in net sales coupled with an unexpected increase in the cost of quality resulted in an operating loss for this segment.

PrimaLoft® Products

This segment includes sales of insulation for outdoor clothing, gloves, footwear, sleeping bags, and home furnishings.

Net sales decreased 9.0 percent compared to the same period last year reflecting the general economic weakness in retail markets.

CEO Comments

President and CEO Joe Morone said, “In our Q3 2008 earnings release, I said that ‘we are making good progress toward the development of our cash and grow portfolio of businesses, and despite the recession . . . We continue to expect that by this time in 2010 the cash and grow portfolio will have been fully implemented.’ One quarter later, after experiencing the full brunt of the global recession in November and December, these expectations remain largely unchanged. Assuming the sales environment that we experienced in November and December persists throughout 2009, we still expect to enter 2010 with restructuring behind us, our cash and grow portfolio of businesses well on its way to being fully optimized, capital expenditures running at or below depreciation, and with increasingly strong cash flow.

“Sales in Q4 were down 11 percent compared to 2007. We think this result somewhat understates the full effect of the global recession, since October was a relatively healthy sales month. November and December were much slower, as was January. If this pattern persists, sales for 2009 would be down by 13 to 15 percent compared to 2008. Since Q1 and Q2 2008 had very strong sales, the year-over-year declines in sales in the first half of 2009 would be even greater.

“Q4 earnings were affected by the goodwill impairment, the Eclipse Aviation bankruptcy, and the other items described in the first paragraphs of the release. Excluding those items, EBITDA for Q4 2008 improved compared to Q4 2007 as our continuing efforts at cost reduction helped to offset the 11 percent decline in sales. In addition, net cash provided by operating activities for the quarter increased 24 percent compared to Q4 2007, also reflecting progress in those company-wide initiatives. While we believe that these results are a clear indication of the progress we are making, it is important to keep in mind that the Q4 results were helped by strong sales early in the quarter and favorable currency effects and do not reflect the full impact of the recession. And so, despite the strong results, we started in Q4 to accelerate our restructuring and cost-reduction efforts.

“Table 3 in the release demonstrates how we are approaching the challenge of minimizing the full effect of the recession. Our overarching objective is to emerge from this recession as a fundamentally more profitable Company. Our primary focus is on structural, permanent reductions in cost. In essence, we are accelerating the remaining major steps in our global restructuring process, and simultaneously, initiating additional cost-reduction measures that under ordinary circumstances, we would have pursued more gradually, over a period of several years. The impact on earnings from these actions will grow as the year progresses and should be fully realized by the end of year.

“The cost of this approach to the recession is clearly shown in Table 3. In Q4, restructuring charges, idle-capacity costs, and costs related to continuing performance- improvement initiatives were higher than we had been anticipating before we felt the full brunt of the recession and totaled 98 cents per share. High levels of restructuring-related charges will continue through most of 2009. We still expect a sharp decline in restructuring-related costs as we enter into 2010, and permanently lower operating costs and improved margins. At the same time, we have sharply reduced our planned capital expenditures for 2009, and continue to plan for capital expenditure spending in 2010 and beyond at or slightly below depreciation.

“Turning to the performance and the outlook of each of our major businesses, Q4 sales in global PMC declined by 15 percent compared to 2007. In our Q3 release, I said that we expected the global slowdown in PMC sales to ‘continue for the length of the recession, as papermakers in every region reduce mill operating rates, slow down operating speeds, extend downtime periods, and accelerate the pace of machine shutdowns.’ What we did not foresee was the severity of this slowdown in Europe and Asia. Sales in the Americas were down 9 percent compared to Q4 2007, in line with our expectations. But in Europe and Asia, sales in U.S. dollars dropped 19 percent and 18 percent, respectively. Even with this decline in sales, we continued to strengthen our market position, with share gains in key product segments in the Americas, Europe, and China, the successful conclusion of contract negotiations with the two largest papermakers in Europe, successful trials of several new products now emerging from the R&D pipeline, and excellent progress in ramping up our new capacity in Asia. If there is a silver lining in this sharp market decline, it is that with lower market demand, we are able to accelerate our global restructuring, and with key customers running their mills at lower-than-normal rates, they are more willing to run trials of our new products. Moreover, this sharp global slowdown in the paper industry is forcing a reduction in overall papermaking capacity. While the process of consolidation is painful to our customers, as it is to our own employees who have lost their jobs in this recession, it should result in a healthier global paper industry, and therefore PMC industry, once the economy does begin to recover.

“Turning next to Albany Engineered Composites, Q4 was marked by the bankruptcy of Eclipse Aviation. As we described in an 8K filing, Eclipse filed for bankruptcy on November 25, forcing us to write off $10.6 million of receivables, inventory, and tooling. The bankruptcy court has approved the sale of the assets of Eclipse to its former lead investor, and while the sale has not yet closed, the buyer has indicated to former Eclipse suppliers a desire to revive production. At the same time, the global recession is forcing many of our other major customers to sharply curtail production, which is putting more pressure on AEC’s top line. The net result is that revenue for 2009 is likely to be down by 15 percent as compared to 2008. Nonetheless, we remain as bullish as ever about the future prospects of this business. Even in this recession, promising new business development opportunities continue to emerge, some in new engine applications, some in new airframe applications, and some outside of aviation, in the defense sector.

“Albany Door Systems had another strong quarter, growing 3 percent despite the recession. All the now familiar trends were apparent in Q4, with performance led by Europe’s 12 percent growth in product sales, and 20 percent increase in aftermarket sales compared to 2007. However, the strong Q4 results are not indicative of the 2009 outlook. Orders for new doors began to drop off at the end of the year and into January, and we are preparing for a substantial decline in product sales, which will only be partially offset by continued growth in the aftermarket sales. And so, as we are doing with PMC, we have been taking steps, across the business, to accelerate structural changes that permanently reduce costs.

“In Q4, Engineered Fabrics was hit much harder by the global slowdown than we expected, with sales down 13 percent compared to 2007 and operating income falling below breakeven. The single biggest factor was performance in nonwovens, the largest and most profitable product line. Since the nonwovens industry is still growing, in North America and Europe, we had expected it to be somewhat less vulnerable to the recession, but it was hit every bit as hard as the paper industry. As with PMC, we view sales in the last two months of Q4 and the first month of 2009 as our best indicator of what lies ahead for the year. And as with PMC and Doors, we are responding to the anticipated sales decline in 2009 with structural, permanent reductions in cost.

“So in summary, we are preparing for a long and deep recession by accelerating and expanding the permanent, structural reductions in operating costs that would ordinarily have been implemented in a more measured pace over a longer period of time. Simultaneously, in each of our businesses, we continue to move forward with our major strategic initiatives: the introduction of new products, the development of strategic partnerships with key customers, and the scale-up of new capacity. Because of the accelerated and expanded cost reduction on the one hand, and the continued progress with our strategic initiatives on the other, we remain confident that even if 2009 sales decline 13 to 15 percent, we will exit the year as a fundamentally more profitable business, in a stronger competitive position in our most important markets, and with the capacity for sustained and growing free cash flow in 2010, even if the recession extends beyond 2009.”

The Company plans a live webcast to discuss fourth-quarter 2008 financial results on Wednesday, February 18, 2009, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

Albany International is a global advanced textiles and materials processing company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of emerging businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors. Additional information about the Company and its businesses and products is available at www.albint.com.

This release contains certain items, such as sales excluding currency effects, earnings before interest, taxes, depreciation, and amortization (EBITDA), costs associated with restructuring and performance-improvement initiatives, and certain income and expense items on a per share basis that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the registrant’s financial condition, results of operations, and cash flows. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring and performance-improvement measures, and in particular of the costs associated with the implementation of such measures, on the Company’s net income (both absolute and on a per share basis), operating income and EBITDA, or on the operating income of a business segment, can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such measures had a greater or lesser effect, or no effect.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period.

The Company calculates EBITDA by adding Interest expense, net, Income taxes, Depreciation and Amortization to Net income. We believe that EBITDA provides useful information to investors because it provides one indication of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures and strategic investments, as well as our ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While the Company will continue to make capital and other investments in the future, it is currently in the process of concluding a period of significant investment in plant, equipment and software. Depreciation and amortization associated with these investments will begin to have a significant impact on the Company’s net income in future quarters. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in our statements of operations.

The following table contains the calculation of fourth-quarter EBITDA:

	EBITDA Three Months ended December 31,
(in thousands)	2008	2007
Net (loss)/income	($80,912)	$7,943
Interest expense, net	5,349	4,280
Income tax (benefit)/expense	(16,935)	987
Depreciation	16,352	14,377
Amortization	1,637	1,515
Total including goodwill impairment charge	(74,509)	29,102
Goodwill impairment charge	72,305	-
Total excluding goodwill impairment charge	($2,204)	$29,102

The following table contains the calculation of operating income before goodwill impairment charge:

(in thousands)	Q4 2008 Operating income/(loss)	Goodwill Impairment Charge	Q4 2008 Operating income excluding goodwill impairment charge
Paper Machine Clothing	($44,753)	$48,590	$3,837
Albany Door Systems	4,523	-	4,523
Engineered Fabrics	(18,003)	17,753	(250)
Engineered Composites	(20,562)	5,962	(14,600)
PrimaLoft® Products	(432)	-	(432)
Research and unallocated	(13,518)	-	(13,518)
Total	($92,745)	$72,305	($20,440)

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight of the underlying quarterly earnings. The Company calculates the per share amount for items included in continuing operations by using the effective tax rate at the end of the applicable reporting period and the weighted average number of shares outstanding for the period.

Quarter ended December 31, 2008

(in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Goodwill impairment charge	$72,305	7,156	$65,149	29,912	$2.18
Restructuring and other performance- improvement costs	36,245	6,887	29,358	29,912	0.98
Charges related to Eclipse bankruptcy	10,555	3,918	6,637	29,912	0.22
Gain on sale of building	2,200	858	1,342	29,912	0.04
Discrete tax adjustments	2,883	-	2,883	29,912	0.10
Tax benefit related to geographical income and loss distribution	7,120	-	7,120	29,912	0.24

(in thousands, except per share amounts)	Q4 2008, as reported	Goodwill impairment charge	Q4 2008, excluding goodwill impairment charge
Net loss per share	$(2.71)	$(2.18)	$(0.53)

Quarter ended December 31, 2007

(in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Restructuring and other performance- improvement costs	$10,127	$2,531	$7,596	29,545	$0.26
Discrete tax adjustments	1,106	-	1,106	29,545	0.04

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s Annual Report on Form 10-K) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast, include, without limitation, statements about future economic and paper industry conditions, PMC sales and operating income during the next several quarters, improvement in cash generation, revenue growth and income expectations for the Company’s emerging businesses, the amount and timing of anticipated costs and savings associated with cost-reduction and performance-improvement initiatives, pricing conditions in the PMC industry, the amount and timing of capital expenditures, tax rates, and depreciation and amortization. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of various businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results and independent forecasts regarding the markets in which these businesses operate. Historical growth rates are no guarantee of future growth, and such independent forecasts could prove incorrect.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

Three Months Ended			Years Ended
December 31,			December 31,
(unaudited)	(unaudited)		(unaudited)
2008	2007		2008	2007

$249,186	$279,650	Net sales	$1,086,517	$1,051,903
174,431	189,912	Cost of goods sold	724,484	679,612

74,755	89,738	Gross profit	362,033	372,291
70,367	79,620	Selling, technical, general and research expenses	317,992	311,470
24,828	(608)	Restructuring and other, net	38,653	27,625
72,305	-	Goodwill impairment charge	72,305	-

(92,745)	10,726	Operating (loss)/income	(66,917)	33,196
5,349	4,280	Interest expense, net	18,951	14,946
(716)	(1,222)	Other (income)/expense, net	459	400

(97,378)	7,668	(Loss)/income from continuing operations before income taxes	(86,327)	17,850
(16,016)	842	Income tax (benefit)/expense	(3,934)	1,813

(81,362)	6,826	(Loss)/income before associated companies	(82,393)	16,037
252	324	Equity in income/(losses) of associated companies	166	(106)
(81,110)	7,150	(Loss)/income from continuing operations	(82,227)	15,931

		Discontinued operations:
-	938	Income/(loss) from operations of discontinued business	(91)	2,193
(721)	-	(Loss)/gain on sale of discontinued business	5,413	-
(919)	145	Income tax (benefit)/expense	(1,157)	342
198	793	Income from discontinued operations	6,479	1,851

($80,912)	$7,943	Net (loss)/income	($75,748)	$17,782

		(Loss)/income from continuing operations:
($2.72)	$0.24	Basic	($2.76)	$0.54
($2.72)	$0.24	Diluted	($2.76)	$0.54

		Income from discontinued operations:
$0.01	$0.03	Basic	$0.22	$0.06
$0.01	$0.03	Diluted	$0.22	$0.06

		Net (loss)/income per share:
($2.71)	$0.27	Basic	($2.54)	$0.60
($2.71)	$0.27	Diluted	($2.54)	$0.60

		Shares used in computing (losses)/earnings per share:
29,912	29,545	Basic	29,786	29,421
29,912	29,949	Diluted	29,786	29,854

$0.12	$0.11	Dividends per share	$0.47	$0.43

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$106,571	$73,305
Accounts receivable, net	204,157	232,440
Inventories	206,488	247,043
Income taxes receivable and deferred	26,319	26,734
Prepaid expenses and other current assets	11,341	22,832
Total current assets	554,876	602,354

Property, plant and equipment, net	536,576	525,853
Investments in associated companies	3,899	5,373
Intangibles	9,636	11,217
Goodwill	115,415	194,660
Deferred taxes	115,582	100,604
Cash surrender value of life insurance policies	47,425	43,701
Other assets	22,016	43,215
Total assets	$1,405,425	$1,526,977

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$12,597	$32,030
Accounts payable	67,792	82,157
Accrued liabilities	119,352	120,267
Current maturities of long-term debt	13	1,146
Income taxes payable and deferred	6,153	2,970
Total current liabilities	205,907	238,570

Long-term debt	530,367	446,433
Other noncurrent liabilities	187,968	188,621
Deferred taxes and other credits	44,951	53,682
Total liabilities	969,193	927,306

Commitments and Contingencies	-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued
35,245,482 in 2008 and 34,865,744 in 2007.	35	35
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,236,098 in 2008 and 2007	3	3
Additional paid in capital	343,763	326,608
Retained earnings	453,357	544,228
Accumulated items of other comprehensive income:
Translation adjustments	(34,298)	42,208
Pension liability adjustment	(67,757)	(55,953)
Derivative valuation adjustment	-	1,565
	695,103	858,694
Less treasury stock (Class A), at cost (8,523,139 shares
in 2008 and 8,530,066 in 2007)	258,871	259,023
Total shareholders' equity	436,232	599,671
Total liabilities and shareholders' equity	$1,405,425	$1,526,977

The Company currently anticipates that its final, audited balance sheets as of December 31, 2008 and December 31, 2007 will reflect a reduction of approximately $15 million in retained earnings resulting from the reconciliation of certain balance sheet items, primarily relating to deferred tax liabilities.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended
	December 31,
	(unaudited)
	2008	2007
OPERATING ACTIVITIES
Net (loss)/income	($75,748)	$17,782
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Equity in (earnings)/losses of associated companies	(166)	106
Depreciation	59,970	57,397
Amortization	6,190	5,120
Goodwill impairment charge	72,305	-
Provision for deferred income taxes, other credits and long-term liabilities	(22,578)	(10,897)
Provision for write-off of equipment	13,152	3,126
Increase in cash surrender value of life insurance	(2,737)	(3,028)
Unrealized currency transaction gains and losses	(6,624)	(363)
Gain on disposition of discontinued operations	(5,413)	-
(Gain)/loss on disposition of assets	(2,200)	688
Shares contributed to ESOP	5,574	5,088
Stock option expense	168	804
Tax benefit of options exercised	(904)	-
Compensation paid or payable in Class A Common Stock	7,508	937

Changes in operating assets and liabilities, net of business acquisitions and divestitures:
Accounts receivable	13,407	(10,030)
Inventories	6,753	(8,610)
Income taxes prepaid and receivable	-	(1,722)
Prepaid expenses	10,417	(11,487)
Accounts payable	(8,242)	26,679
Accrued liabilities	5,860	10,759
Income taxes payable	3,903	(2,119)
Other, net	3,443	1,069
Net cash provided by operating activities	84,038	81,299

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(129,499)	(149,215)
Proceeds from sale of discontinued operations, net of cash transferred	42,268	-
Purchased software	(11,497)	(16,023)
Proceeds from sale of assets	6,300	10,117
Acquisitions, net of cash acquired	(2,265)	(9,592)
Cash received from life insurance policy terminations	-	1,470
Premiums paid for life insurance policies	(987)	(988)
Gain on cross currency swap	8,090	-
Net cash (used in) investing activities	(87,590)	(164,231)

FINANCING ACTIVITIES
Proceeds from borrowings	94,165	137,801
Principal payments on debt	(32,501)	(37,728)
Proceeds from options exercised	2,918	3,303
Tax benefit of options exercised	904	-
Dividends paid	(13,678)	(12,335)
Net cash provided by financing activities	51,808	91,041

Effect of exchange rate changes on cash flows	(14,990)	(3,041)

Increase in cash and cash equivalents	33,266	5,068
Cash and cash equivalents at beginning of year	73,305	68,237
Cash and cash equivalents at end of period	$106,571	$73,305

CONTACT:
Albany International Corp.
Investors:
John Cozzolino, 518-445-2281
Vice President of Strategic Planning
john.cozzolino@albint.com
or
Media:
Susan Siegel, 518-445-2284
Director of Corporate Communications
susan.siegel@albint.com